EXHIBIT 5.1


                             RE-OFFERING PROSPECTUS

                                                                     EXHIBIT 5.1

                               Dated July 9, 2010

                             RE-OFFERING PROSPECTUS

                           COMPETITIVE COMPANIES, INC.
                          19206 HUEBNER ROAD, SUITE 202
                            SAN ANTONIO, TEXAS 78258

                         800,000 SHARES OF COMMON STOCK

         This  Prospectus  covers  800,000  shares of the common stock  ("Common
Stock"), par value $0.001 per share, of Competitive Companies, Inc., a California corporation ("CCI," "we," or the "Company"). The shares covered by this Prospectus include approximately 285,715 that will be issued to Richardson & Associates, legal counsel for CCI, in consideration for past legal services performed by the firm for CCI. The balance of the shares covered by this Prospectus are reserved for potential issuance to Richardson & Associates for additional legal services that may be provided by the firm for CCI in the future, and other consultants or officers, directors or employees of CCI for services that may be rendered by them for CCI, as determined by CCI's Board of Directors from time to time in the future. Richardson & Associates and other potential issuees of shares of Common Stock covered by this Prospectus are collectively referred to herein as the "Securityholders."

         CCI's common stock trades on the OTC Bulletin Board under the symbol "CCOP" and the last bid price and ask price on June 30, 2010 for the Common Stock as reported on the OTC Bulletin Board was $0.07 and $0.08, respectively.

         For a discussion of certain factors that should be considered in connection with an investment in CCI's Common Stock, see "Risk Factors" beginning on page 3.
                               ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

         The Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Securityholders or the purchasers of the securities for whom they may act as agents.


                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-8 (together with all amendments and exhibits (the "Registration Statement") which has been filed by CCI with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         CCI is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act CCI files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by CCI may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. CCI's Common Stock is traded on the OTC Bulletin Board. Reports and other information concerning CCI can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         CCI hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

         2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2009 and September 30, 2009.

         3. The Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 11, 2002.

         4. All other reports filed by the Registrant pursuant to Section 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2008.

         All documents filed by CCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         CCI will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to CCI's Chief Executive Officer at its principal executive offices: Competitive Companies, Inc., 19206 Huebner Road, Suite 202, San Antonio, Texas 78258, telephone number (210) 233-8980.


                                  RISK FACTORS

         Purchasing shares of Common Stock in Competitive Companies, Inc. entails substantial risk. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

FORWARD-LOOKING STATEMENTS

         The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CCI to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, CCI's business prospects or any other aspect of CCI's business, please be advised that CCI's actual financial condition, operating results and business performance may differ materially from that projected or estimated by management in forward-looking statements. CCI has attempted to identify, in context, certain of the factors that management currently believes may cause actual future experience and results to differ from CCI's current expectations. The differences may be caused by a variety of factors, including but not limited to, adverse economic conditions, adverse fluctuations in prevailing interest rates, intense competition, including entry of new competitors, adverse international, federal, state, and local government regulation, inadequate capital, the inability to raise sufficient capital to close proposed business transactions with third parties, or to maintain or expand CCI's businesses, higher costs than expected, lower revenues and greater costs than forecasted, unexpected costs and liabilities, inability to obtain necessary government licenses, inability to obtain customers or earn revenue, potential dilution caused by future offerings of securities of CCI, price increases for financing, leads, marketing, advertising, labor, and supplies, the risk of litigation and administrative proceedings involving CCI and CCI's employees, the inability of CCI to market CCI's services successfully, the possible fluctuation and volatility of CCI operating results and financial condition, adverse publicity and news coverage, CCI's inability to carry out marketing and sales plans, increases in short-term interest rates and the cost of its credit lines, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports issued by CCI.

NO ASSURANCE OF PLANNED GROWTH - INABILITY TO GROW COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our business is relatively new and speculative. We believe that our future operating results will depend largely upon our ability to expand our marketing and sales activities, and increase our penetration in existing and future markets. We cannot assure that we will be able to expand successfully and operate profitably. Our expansion plans have and may continue to result in increased operating expenses in the future. Our results of operations may therefore be adversely affected during this expansion. We cannot assure that we will anticipate and respond effectively to all of the changing demands that our expanding operations will have on our management, information, and operating systems. The failure to adapt our systems could have a material adverse effect on our results of operations and financial condition. We cannot assure that we will successfully achieve our planned expansion or, if achieved, that the expansion will result in profitable operations.

RISK OF VARIATIONS IN PERIODIC OPERATING RESULTS.

         Several factors affecting our business and affiliates can cause significant variations in our periodic results of operations. In particular, variations in the volume of our service plan sales, our inability to complete significant sales transactions in a particular period, and problems generally affecting the telecommunications industry may result in significant increases or decreases in our revenues from period to period. If we were unable to acquire or provide joint funding for Wireless Internet Service Providers ("WISPS") and sell a sufficient number of our service plans at a premium in a particular reporting period, our revenues for such period would decline, resulting in lower net income and possibly a net loss for such period, which could have a material adverse effect on our results of operations and financial condition.

WE HAVE A HISTORY OF LOSSES, AND WE WILL NEED ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE WILL HAVE TO CURTAIL OUR OPERATIONS.

         As of the date of this Prospectus, we have generated limited revenues and incurred significant losses. At December 31, 2009, we had an accumulated deficit of approximately $(4,271,122). For the fiscal years ended December 31, 2009, 2008 and 2007, respectively, our operating losses were $(1,005,927), $(420,556) and $(438,436), respectively. We have never been profitable and continue to incur losses from operations. We may never generate sufficient revenue, income, and cash flows to support our operations. We expect to incur losses because we anticipate incurring significant expenses in connection with developing our VoIP products for the deaf markets, acquiring or joint venturing with WISPS, expanding markets, and building brand awareness. Our future revenues could decline by reason of factors beyond our control such as technological changes and developments, and downturns in the economy. If we continue to incur losses, if our revenues decline or grow at a slower rate, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and the value of our common stock may decline.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. IN ADDITION, OUR POOR FINANCIAL CONDITION RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our net operating losses for the years ended December 31, 2009 and 2008 were $1,005,927 and $420,556, respectively. As of December 31, 2009, we only had $10,133 in cash available to finance our operations and a working capital deficit of $709,413. Capital requirements have been and will continue to be significant, and our cash requirements have exceeded cash flow from operations since inception. We are in need of additional capital to continue our operations and have been dependent on the proceeds of private placements of securities and recent loans from an officer to satisfy working capital requirements. We will continue to be dependent upon the proceeds of future offerings or public offerings to fund development of products, short-term working capital requirements and marketing activities, and to continue implementing the current business strategy. We cannot assure that we will be able to raise the necessary capital to continue operations.

         Our ability to continue as a going concern is dependent on our ability to raise funds to finance ongoing operations. We may not be able to raise sufficient funds to do so. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Because of these factors, an investor cannot determine if and when we will become profitable and therefore runs the risk of losing his investment.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING, OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING, OUR THEN EXISTING STOCKHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

         We will require additional funds to expand our operations and believe the current cash on hand and the other sources of liquidity will not be sufficient to fund our operations through fiscal 2010. We anticipate that we will require approximately $400,000 to $500,000 to fund our continued operations for fiscal 2010 as well as an additional five million dollars to be able to close on our intended acquisitions, depending on revenue from operations.

         Additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. We cannot assure that financing will be available in amounts or on terms acceptable to us, if at all. Our inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing stockholders.

WE MAY NEED SUBSTANTIAL ADDITIONAL FUNDS THAT WE MAY NOT BE ABLE TO ACQUIRE.

         Our cash requirements may vary materially from those now planned because of results from marketing efforts, relationships with WISPS, changes in the direction of our business strategy, and competitive and technical advances in telecommunication industry. We may not be able to continue to improve or develop funding programs. In addition, it may be more costly than anticipated to develop new products. We may incur costs necessary to comply with governmental requirements. For example, laws may change that would require WISPS to attain further FCC and other regulatory approval. We may require substantial additional funding for our operating expenses and for marketing and sales programs.
Adequate funds for these purposes may not be available when needed or on acceptable terms.

OUR LIMITED RESOURCES MAY PREVENT US FROM RETAINING KEY EMPLOYEES OR INHIBIT OUR ABILITY TO HIRE AND TRAIN A SUFFICIENT NUMBER OF QUALIFIED MANAGEMENT, PROFESSIONAL, TECHNICAL AND REGULATORY PERSONNEL.

         Our success also depends on our ability to attract and retain other qualified management and personnel familiar with the telecommunications industry. Currently, we have a limited number of personnel that are required to perform various roles and duties as a result of our limited financial resources. We intend to use the services of independent consultants and contractors to perform various professional services, when appropriate to help conserve our capital. If and when we determine to add personnel, we will compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot provide any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

WE ARE DEPENDENT ON A SMALL NUMBER OF INDIVIDUALS, AND IF WE LOSE KEY PERSONNEL UPON WHOM WE ARE DEPENDENT, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Many of the key responsibilities of the business have been assigned to a relatively small number of individuals. Our future success depends to a considerable degree on the vision, skills, experience and effort of our senior management and senior marketing executive officers. We may add senior personnel in the future. If we lose the services of any of the key employees, or if members of the management team do not work well together, it would have an adverse effect on our business.

WE MUST REMAIN CURRENT ON OUR INFRASTRUCTURE CONTRACTS FOR OUR TELECOMMUNICATION COMPANIES.

         We outsource our backbone to tier 1 and tier 3 service providers for our internet and VoIP pursuant to service agreements under which we are obligated to make periodic payments. If we default on our service agreements we could lose our entire telecommunications servicing capability, causing our business to fail and investors to lose their entire investment in us.

DECREASING TELECOMMUNICATIONS PRICES MAY CAUSE US TO LOWER OUR PRICES TO REMAIN COMPETITIVE, WHICH COULD DELAY OR PREVENT OUR FUTURE PROFITABILITY.

         Currently, our prices are competitive and in some cases lower than those of many of our competitors for comparable services. Nevertheless, domestic and international telecommunications prices have decreased significantly over the last few years, and we anticipate that prices will continue to decrease. Users who select our service offerings to take advantage of our prices may switch to another service provider as the difference between prices diminishes or disappears, and we may be unable to use our price as a distinguishing feature to attract new customers in the future. Such competition or continued price decreases may require us to lower our prices to remain competitive, may result in reduced revenue, a loss of customers or a decrease in our subscriber line growth and may delay or prevent our future profitability.

CERTAIN ASPECTS OF OUR SERVICE ARE NOT THE SAME AS TRADITIONAL TELEPHONE SERVICE, WHICH MAY LIMIT THE ACCEPTANCE OF OUR SERVICES BY BUSINESSES OR CONSUMERS AND OUR POTENTIAL FOR GROWTH.

         Certain aspects of our service are not the same as traditional telephone service. Our VoIP Services continued growth is dependent on the adoption of our services by mainstream customers, so these differences are becoming increasingly important. For example:

         o        Both  the  new  E-911  and  emergency   calling  services  are
                  different, in significant respects, from the 911 service associated with traditional wire line and wireless telephone providers and, in certain cases, with other VoIP providers.

         o Customers may experience lower call quality than they are used to from traditional wire line telephone companies, including static, echoes and delays in transmissions.

         o Customers may experience higher dropped-call rates than they are used to from traditional wire line telephone companies.

         o Customers who obtain new phone numbers from us do not appear in the phone book and their phone numbers are not available through directory assistance services offered by traditional telephone companies.

OUR VOIP CUSTOMERS CANNOT ACCEPT COLLECT CALLS.

         In the event of a power loss or Internet access interruption experienced by a customer, service is interrupted, although we do have backup power systems for our network equipment and service platform. If customers do not accept the differences between our service and traditional telephone service, they may choose to remain with their current telephone service provider or may choose to return to service provided by traditional telephone companies.

WE OFFER E-911 CALLING SERVICES THAT ARE OFFERED BY TRADITIONAL WIRELINE TELEPHONE COMPANIES, BUT THERE IS A DIFFERENCE IN CONNECTIVITY WHICH MAY EXPOSE US TO SIGNIFICANT LIABILITY.

         Both our emergency calling service and our new E-911 calling services differ from traditional wire-line telephone companies. Traditional wire-line telephone companies route emergency calls over a dedicated infrastructure directly to an emergency services dispatcher at the public safety answering point, or PSAP, in the caller's area. Generally, the dispatcher automatically receives the caller's phone number and actual location information. While our new E-911 service being deployed in the United States is designed to route calls in a fashion similar to traditional wire-line services, our new E-911 capabilities are not yet available in many locations. In addition, the only location information that our E-911 service can transmit to a dispatcher at a PSAP is the information that our customers have registered with us. A customer's registered location may be different from the customer's actual location at the time of the call because customers can use their VoIP-enabled devices to make calls almost anywhere a broadband connection is available. If one of our customers experiences a broadband or power outage, or if a network failure were to occur, the customer will not be able to reach an emergency services provider. Delays that customers encounter when making emergency services calls, and any inability of the answering point to automatically recognize the caller's location or telephone number, can have devastating consequences. Customers could in the future hold us responsible for any loss, damage, personal injury or death suffered as a result. Some traditional phone companies also may be unable to provide the precise location or the caller's telephone number when their customers place emergency calls. Traditional phone companies are covered by legislation exempting them from liability for failures of emergency calling services and we are not. This liability could be significant. There may be future loss of existing and prospective customers because of the limitations inherent in our emergency calling services. Any of these factors could cause us to lose revenues, incur greater expenses or cause Voice Vision's reputation or financial results to suffer.

FLAWS IN TECHNOLOGY AND SYSTEMS COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE, DAMAGE OUR REPUTATION AND CAUSE LOSS OF CUSTOMERS, AND LIMIT OUR GROWTH.

         Although we have designed our service network to reduce the possibility of disruptions or other outages, our service may be disrupted by problems with our technology and systems, such as malfunctions in our software or other facilities and overloading of our network. Our customers have experienced interruptions in the past and may experience interruptions in the future as a result of these types of problems. If service interruptions adversely affect the perceived reliability of our service, we may have difficulty attracting and retaining customers, and our brand reputation and growth may suffer.

THE ABILITY TO PROVIDE SERVICE IS DEPENDENT UPON THIRD-PARTY FACILITIES AND EQUIPMENT, THE FAILURE OF WHICH COULD CAUSE DELAYS OR INTERRUPTIONS IN SERVICE, DAMAGE REPUTATION, CAUSING CCI TO LOSE CUSTOMERS AND LIMIT GROWTH.

         Our success depends on our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of facilities and equipment owned and operated by third parties and is, therefore, beyond our control. The quality of some broadband Internet connections may be too poor for customers to use all of our services properly. For example, if there is any interruption to a customer's broadband Internet service or electrical power supply, that customer will be unable to make or receive VoIP calls, including emergency calls, using our service. We also outsource several of our network functions to third-party providers. For example, we outsource the maintenance of our regional data connection points, which are the facilities at which our network interconnects with the public switched telephone network. If our third-party service providers fail to maintain these facilities properly, or fail to respond quickly to problems, our customers may experience service interruptions. Our customers have experienced such interruptions in the past and will experience interruptions in the future. In addition, our new E-911 service is currently dependent upon several third-party providers. Interruptions in service from these vendors could cause failures in our customers' access to E-911 services. Interruptions in our service caused by third-party facilities may cause us to lose customers, or cause us to offer substantial customer credits, which could adversely affect our revenue and profitability. If interruptions adversely affect the perceived reliability of our service, we may have difficulty attracting new customers and our brand, reputation and growth will be negatively impacted.

WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE CUSTOMER CARE DURING PERIODS OF GROWTH OR IN CONNECTION WITH OUR ADDITION OF NEW WISPS AND COMPLEX VOIP-ENABLED DEVICES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GROW AND CAUSE OUR FINANCIAL RESULTS TO BE NEGATIVELY IMPACTED.

         Good customer care is important to acquiring and retaining customers. We may not be able to expand our customer care operations quickly enough to meet the needs of our customer base, and the quality of our customer care may suffer. In the future, as we increase the number of WISPS and as our customers build increasingly complex home networking environments, we will face additional challenges in training our customer care staff. We face a high turnover rate among our customer care employees. We continue to hire and train customer care representatives at a rapid rate in order to meet the needs of our growing customer base. If we are unable to hire, train and retain sufficient personnel to provide adequate customer care, we may experience slower growth, increased costs and higher churn levels, which would cause our financial results to be negatively impacted.

A HIGHER RATE OF CUSTOMER TERMINATIONS WOULD NEGATIVELY IMPACT THE BUSINESS BY REDUCING REVENUE OR REQUIRING US TO SPEND MORE MONEY TO GROW OUR CUSTOMER BASE.

         We are unable to project a rate of customer termination given the recent inception of our business. Our churn rate could increase in the future if customers are not satisfied with our service. Other factors, including increased competition from other providers, also influence our churn rate. Because of potential churn, we have to acquire new customers on an ongoing basis just to maintain a steady level of customers and revenues. As a result, marketing expense is an ongoing requirement of the business. If churn rate increases, we will have to acquire even more new customers in order to maintain our existing revenues. Significant costs are incurred to acquire new customers, and those costs are an important factor in determining net losses and achieving future profitability. Therefore, if CCI is unsuccessful in retaining customers or is required to spend significant amounts to acquire new customers beyond those budgeted, revenue could decrease and net losses could increase.

WE MAY NOT BE ABLE TO PROVIDE OUR PRODUCTS AND SERVICES IF WE DO NOT CONNECT OR CONTINUE TO CONNECT WITH THE TRADITIONAL CARRIERS, OUR PRIMARY COMPETITORS.

         As a competitive carrier, we must coordinate with traditional carriers so that we can provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with competitive carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in our markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating once they are permitted to offer long distance service. Currently AT&T is permitted to offer both local and long distance service in some our mutual service areas, but we have not yet noticed any impact on our markets. Many competitive carriers, including us, have experienced difficulties in working with traditional carriers with respect to initiating, connecting, and implementing the systems used by these competitive carriers to order and receive network elements and wholesale services and locating equipment in the offices of the traditional carriers. If we cannot obtain the cooperation of a regional Bell operating company in a region, whether or not we have been authorized to offer long distance service, our ability to offer local services in such region on a timely and cost-effective basis will be harmed.

WE MAY ACQUIRE ASSETS OR OTHER BUSINESSES IN THE FUTURE.

         We may consider acquisitions of assets or other businesses. Any acquisition involves a number of risks that could result in the failure of the acquisition to meet our expectations and adversely affect our results of operation and financial condition. For example:

         o The acquired assets or business may not achieve expected results.

         o        We may incur substantial, unanticipated costs, delays or other
                  operational  or  financial   problems  when   integrating  the
                  acquired assets.

         o We may not be able to retain key personnel of an acquired business.

         o        Our management's attention may be diverted.

         o Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise we may not realize the expected benefits of an acquisition.

COMPETITION FROM COMPANIES WITH ALREADY ESTABLISHED MARKETING LINKS AND BRAND RECOGNITION TO OUR POTENTIAL CUSTOMERS MAY ADVERSELY AFFECT OUR ABILITY TO INTRODUCE AND MARKET OUR PRODUCTS.

         The wholesale and retail markets for voice transport services are intensely competitive. We expect this competition to continue to increase because there are no significant barriers to entry into our market. We compete both for enterprise business and for retail consumption of voice transport services. We compete for enterprise business on the basis of a number of factors, including price, quality, geographic reach and customer service. Our primary current and potential competitors include:

         o Traditional wholesale carriers including AT&T, Sprint, MCI, Qwest and Global Crossing;

         o Other independent VoIP providers that have been formed in the recent past such as Vonage and Skype; and

         o IP networking companies that are attempting to add voice as an add-on to their current data services offerings such as Broadwing.

         We also compete with companies focused on the distribution of retail voice services and expect to compete with companies providing VoIP services and broadband IP phones and videophones. Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us. Certain competitors may be able to secure product from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing than we will. We cannot assure that we will be able to compete successfully against these competitors, which ultimately may have a materially adverse effect on our business, results of operations, financial condition and potential products in the future.

FAILURE  TO ACHIEVE  BRAND  RECOGNITION  COULD  ADVERSELY  AFFECT OUR  OPERATING
RESULTS.

         We believe that establishing and maintaining brand recognition for our subsidiaries Discover Net and Voice Vision plus future acquired WISPS is a critical aspect of our efforts to attract and expand our customer base. Promotion and enhancement of each company's brand will depend largely on our success in providing high quality products and services. In order to attract and retain customers and to promote the brand in response to competitive pressures, we may find it necessary to increase substantially our financial commitment to creating and maintaining each company's brand name. We cannot assure that we will obtain brand recognition by the general public for our services. Our failure to provide high quality services and products, or our failure to obtain and maintain brand recognition could have a material adverse effect on our business, results of operations, and financial condition.

FAILURE TO MEET OUR FINANCIAL OBLIGATIONS COULD SUBJECT OUR ASSETS TO LIENS.

         If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men's and workmen's liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

RISKS RELATED TO CONVERSION OF OR DEFAULT ON EXISTING NOTES.

         We currently have $426,311 in outstanding notes, $190,000 of which are convertible into shares of our common stock (the "Convertible Notes") and $286,311 of which are not convertible into shares of our common stock (the "Remaining Notes"). The conversion of the Convertible Notes will cause further dilution in the ownership of other shareholders. The Convertible Notes include $75,000 principal amount which have a variable conversion price, depending on the public trading price of our stock when the conversion is elected, resulting in greater dilution if our public trading price declines. We cannot assure that investors will not incur a loss as a result of the conversion of the Convertible Notes, if the conversions are made. In the event our note holders elect not to convert the Convertible Notes into shares of our common stock, we will be obligated to pay all principal and accrued interest due on those notes. We are currently in default on $90,000 of Convertible Notes and a significant amount of Remaining Notes. As with any debt, there is a risk of default on the payment of interest and the repayment of principal on the notes. We may have less cash flow or higher operating deficits than anticipated, resulting in a shortage of working capital to pay debt and conduct operations. We are relying in part on future cash flow from our business to service the notes, and if the expected cash flow from our business does not materialize because of a lack of customers or for other reasons, then we would have to obtain the cash flow for repayment from other sources. We cannot assure that we would have such cash flow available to us to repay the notes. In the event of a default on the notes, we cannot assure that the note holders would recover any of their investment in the notes.

WE WILL INDEMNIFY AND HOLD HARMLESS THE OFFICERS AND DIRECTORS TO THE MAXIMUM EXTENT PERMITTED BY NEVADA LAW.

         Our Bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from Company activities, to the maximum extent permitted by Nevada and Nevada law. We intend to enter into indemnification agreements with all of our executive officers, directors, and key employees and consultants. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

WE DO NOT  ANTICIPATE  PAYING ANY  DIVIDENDS  ON THE  SHARES IN THE  FORESEEABLE
FUTURE.

         We do not anticipate that we will pay dividends on common stock in the foreseeable future. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board of Directors.

BECAUSE OUR COMMON STOCK IS DEEMED A LOW-PRICED "PENNY" STOCK, AN INVESTMENT IN OUR COMMON STOCK SHOULD BE CONSIDERED HIGH RISK AND SUBJECT TO MARKETING RESTRICTIONS.

         Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it will be more difficult for investors to liquidate their investment of our common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Exchange Act specified in Rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

         o Deliver to the customer, and obtain a written receipt for, a disclosure document;

         o        Disclose certain price information about the stock;

         o        Disclose   the  amount  of   compensation   received   by  the
                  broker-dealer or any associated person of the broker-dealer;

         o Send monthly statements to customers with market and price information about the penny stock; and

         o In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

         Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell our common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

FINANCIAL INDUSTRY REGULATORY AUTHORITY ("FINRA") SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

         In addition to the "penny stock" rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

GOVERNMENT REGULATION - GENERAL.

         We are highly regulated by federal, state, and local government agencies. We are subject to specific regulation by the Federal Communications Commission and the Federal Trade Commission, as well as state public utility commissions. Our business in general is subject to federal, state and local laws, rules and regulations regarding employment, safety, wages, sanitation, working conditions, business licensing and related matters in the course of their operations. Regulation varies in each jurisdiction and may change in response to judicial proceedings, legislative and administrative proposals, government policies, competition, and technological developments. We cannot predict what impact, if any, such changes or proceedings may have on our business or results of operations, and we cannot assure that regulatory authorities will not raise material issues regarding our compliance with applicable regulations.

OVERVIEW OF REGULATORY ENVIRONMENT.

         Traditional telephone service historically has been subject to extensive federal and state regulation, while Internet services generally have been subject to less regulation. Because some elements of VoIP resemble the services provided by traditional telephone companies and others resemble the services provided by Internet service providers, the VoIP industry has not fit easily within the existing framework of telecommunications law and until recently has developed in an environment largely free from regulation.

         The Federal Communications Commission, the United States Congress, and various regulatory bodies in the states and in foreign countries have begun to assert regulatory authority over VoIP providers and are continuing to evaluate how VoIP will be regulated in the future. In addition, while some of the existing regulation concerning VoIP is applicable to the entire industry, many rulings are limited to individual companies or categories of service. As a result, both the application of existing rules to us and our competitors and the effects of future regulatory developments are uncertain.

REGULATION IN THE TELECOMMUNICATIONS INDUSTRY.

         The Federal Communications Commission ("FCC") has jurisdiction over our facilities and services to the extent they are used in the provision of interstate or international communications services. State regulatory commissions, commonly referred to as public service commissions or public utilities commissions ("PSCs"), generally have jurisdiction over facilities and services to the extent they are used in the provision of intrastate services. Local governments may assert authority to regulate aspects of our business through zoning requirements, permit or right-of-way procedures, and franchise requirements. Foreign laws and regulations apply to communications that originate or terminate in a foreign country. Generally, the FCC and PSCs have not regulated Internet, video conferencing, or certain data services, although the underlying communications components of such offerings may be regulated. Our operations also are subject to various environmental, building, safety, health, and other governmental laws and regulations.

OUR STOCK PRICE MAY CONTINUE TO DECLINE.

         CCI's stock price has been volatile. The stock market in general has been extremely vulnerable and management cannot promise that the price of CCI's common stock on the OTC Bulletin Board will not decline. CCI may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on CCI's stock price.

UNCERTAINTY RELATED TO CERTAIN INVESTMENT CONTRACTS.

         In 2001, 1,495,436 shares of Class B Preferred Stock (the "Class B Shares") and 1,000,000 shares of Class C Preferred Stock (the "Class C Shares") were authorized as founders shares. Although we believed that we could issue the Class B Shares and Class C Shares, Certificates of Designation for the Class B Shares and Class C Shares were never recorded. Accordingly, instead of outstanding Class B Shares and Class C Shares, we have outstanding investment contracts with uncertain terms. In order to resolve the uncertainty of these investment contracts, we plan to settle any claims the investment contract holders may have with respect to the investment contracts by issuing securities or paying cash. We cannot assure that we will be able to settle on terms favorable to us or at all. If we issue securities to the investment contract holders, stockholders may incur dilution on their investment.

WE WILL NOT RECEIVE ANY CAPITAL PROCEEDS FROM THE ISSUANCE OF SHARES.

         The 285,715 that will be issued to CCI's legal counsel (the "Counsel") that are covered by this Prospectus will be issued for past legal services for CCI and not for the contribution of any capital to CCI. Moreover, CCI does not expect to receive any capital investment for the issuance of any Shares covered by this Prospectus, as these Shares are generally reserved for issuance in consideration for services to be provided to CCI (other than any services relating to raising capital or investor relations, for which no Shares may be issued). With regard to the 285,715 Shares initially to be issued pursuant to the Registration Statement on Form S-8 of which this Prospectus is a part, they are being issued to the Counsel for approximately $20,000 of prior legal services performed by the firm for us. The number of Shares to be issued to Counsel initially under the Registration Statement covers legal services through July 5, 2010. We may issue additional Shares to Counsel under the Registration Statement from time to time in the future for additional legal services.


                                    DILUTION

         The difference between the public price per share of common stock at which purchaser buys the Shares covered by this Prospectus and the as adjusted pro forma net tangible book value per share of common stock after the issuance of the Shares covered by this Prospectus constitutes the dilution to purchasers of Shares. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

         As of March 31, 2010, the net tangible book value of CCI was ($1,207,299) or approximately ($0.0114) per share of common stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of common stock outstanding, assuming the Class B Preferred Stock and Class C Preferred Stock are not convertible into common stock. Without giving effect to any changes in such pro forma net tangible book value after March 31, 2010, other than to give effect to the issuance of 800,000 Shares for services rendered and no capital invested, the pro forma net tangible book value at March 31, 2010, would have been ($1,207,299) or approximately ($0.0113) per share. As of March 31, 2010, the net tangible book value per share of common stock owned by CCI's current stockholders would have increased by approximately $0.0001 without any additional investment on their part. Holders of common stock may be subjected to dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the decrease in value to purchasers of Shares assuming a purchase price of $0.08 per Share.

Purchase Price per Share (1)...........................................   $0.08
Pro forma net tangible book value per Share after issuance (2).......  ($0.0113)
Decrease in value per Share to new purchasers........................  ($0.8113)
--------------

(1) Assumes that all Shares are purchased on the OTC Bulletin Board for $0.08 per share, which was the last sale price on June 30, 2010.

(2) Based on 106,610,812 shares of Common Stock outstanding after the issuance of all of the Shares covered by this Prospectus, as of March 31, 2010.

                                 SECURITYHOLDERS

         The following table sets forth the name and address of each owner of more than five percent (5%) of the issued and outstanding capital stock of CCI and each director and executive officer who beneficially owns issued and outstanding capital stock of CCI as of June 30, 2010:

                                         NUMBER OF SHARES      PERCENTAGE           PERCENTAGE
                                           BENEFICIALLY     BEFORE ISSUANCE OF    AFTER ISSUANCE
   NAME AND ADDRESS OF OWNERS                  OWNED            SHARES (1)         OF SHARES (2)
   ------------------------------------ ------------------ -------------------- ------------------
   William H. Gray (3)                      3,700,000             3.3%                3.27%
   c/o Competitive Companies, Inc.
   19206 Huebner Road,  Suite 202
   San Antonio, Texas 78258

   Dr. Ray Powers (4)                       1,000,000             0.89%               0.88%
   c/o Competitive Companies, Inc.
   19206 Huebner Road,  Suite 202
   San Antonio, Texas 78258

   Jerry Woods (5)                              0                  0%                  0%
   c/o Competitive Companies, Inc.
   19206 Huebner Road,  Suite 202
   San Antonio, Texas 78258

   David Kline (6)                          1,000,000             0.89%               0.88%
   c/o Competitive Companies, Inc.
   19206 Huebner Road,  Suite 202
   San Antonio, Texas 78258

   Lawrence Griffin (7)                         0                  0%                  0%
   c/o Competitive Companies, Inc.
   19206 Huebner Road,  Suite 202
   San Antonio, Texas 78258

   Henri Hornby                             8,141,666             7.26%               7.21%
   3653 Hemlock Ct.
   Reno, Nevada 89509

   All officers and directors as a          5,700,000             5.1%                5.0%
   whole (5 persons)
   ------------------------------------
(1)      Based on a total of 112,200,793 shares of our common stock outstanding as of June 30, 2010.

(2)      Assumes all 800,000 Shares are issued.

(3)      William H. Gray is a director, Chief Executive Officer, Corporate Secretary and Chief Financial Officer of CCI.

(4)      Dr. Ray Powers is the Chairman of the Board of Directors and President of CCI.

(5)      Jerry Woods is a director of CCI.

(6)      David Kline is a director of CCI.  Does not include any shares of Preferred Stock owned by Mr. Kline.

(7)      Lawrence Griffin is a director of CCI.

            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Under Nevada General Corporation Law and CCI's Bylaws, CCI's directors will have no personal liability to CCI's stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in CCI's Bylaws is to eliminate the rights of CCI's stockholders (through stockholder's derivative suits on behalf of CCI) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(vi) above. This provision does not limit nor eliminate the rights of CCI or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, CCI's Bylaws provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. These provisions will not alter the liability of the directors under federal securities laws.

         Furthermore, management plans to enter into agreements to indemnify CCI's directors and officers, in addition to the indemnification provided for in CCI's Bylaws. These agreements, among other things, will indemnify CCI's directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of CCI, arising out of such person's services as a director or officer of CCI, any subsidiary of CCI or any other company or enterprise to which the person provides services at the request of CCI. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CCI pursuant to the foregoing provisions, CCI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for CCI by Richardson & Associates, counsel to CCI, 1453 Third Street Promenade, Suite 315, Santa Monica, California, 90401. Richardson & Associates does not own any shares of CCI's Common Stock.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from CCI's Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by M&K CPAS, PLLC, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. No dealer, salesman or any other person has been authorized by CCI to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CCI since the dates as of which information is furnished or since the date of this Prospectus.




































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